UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 19, 2011
AMERITRANS CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	814-00193	52-2102424
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
50 Jericho Quadrangle Jericho, New York		11753
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (212) 355-2449

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 20, 2011, Ameritrans Capital Corporation (the “Company”) received a letter (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, because the closing bid price for the Company’s common stock has been below $1.00 per share for the 30 consecutive business days preceding the Notice, the Company  no longer complies with the continued listing requirements under Nasdaq Marketplace Rule 5550(a)(2).  Nasdaq Marketplace Rule 5550(a)(2) requires securities listed on the Nasdaq Capital Market to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Requirement”).

The Notice will not immediately result in the delisting of the Company’s common stock. Nasdaq Marketplace Rule 5810(c)(3)(A) provides the Company with 180 calendar days from the date of the Notice (the “Initial Grace Period”) to regain compliance with the Minimum Bid Requirement.  To regain compliance, the closing bid price for the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days.

In the event the Company does not regain compliance with the minimum bid requirement during the Initial Grace Period, the Company may be eligible for an additional 180 day period (the “Additional Grace Period”) to regain compliance with the Minimum Bid Requirement.  To qualify for the Additional Grace Period (if necessary), the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for securities listed on The Nasdaq Capital Market, with the exception of the Minimum Bid Requirement, and will need to provide written notice of the Company’s intention to cure the deficiency during the Additional Grace Period.  However, if Nasdaq determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for an Additional Grace Period, Nasdaq will notify the Company that its securities will be subject to delisting.  At that time, the Company may appeal the delisting determination in accordance with Nasdaq procedures governing such appeals.

The Company has not yet determined to take any action in response to the Notice, but will evaluate potential responses depending on the bid price for its common stock and the time remaining in the Initial Grace Period and, if applicable, the Additional Grace Period.

Item 8.01. Other Events

As previously disclosed in our Form 8-K filed April 14, 2011 and in our definitive proxy statement on Form 14A filed May 23, 2011 and amended by Form 14A filed June 17, 2011, on April 12, 2011, we entered into a Stock Purchase Agreement (the “Renova Purchase Agreement”) with Renova US Holdings Ltd. (“Renova”).  Subject to the terms and conditions set forth in the Renova Purchase Agreement, we agreed to sell to Renova, (i) $25,000,000 of our Common Stock (the "Initial Purchased Stock") at a price per share equal to the greater of $1.80 and our per share net asset value at the time of issuance (as determined in accordance with the terms of the Renova Purchase Agreement) (the "Applicable Per Share Purchase Price"), at an initial closing (the “Initial Closing”) to be held no later than November 30, 2011 following satisfaction or waiver of the conditions to such issuance and (ii) between an additional $35,000,000 to $40,000,000 of additional Common Stock (depending upon the timing of such purchases) at the Applicable Per Share Purchase Price at subsequent closings (each, a “Subsequent Closing”) to be held from time to time, subject to satisfaction of the conditions to such issuances, between the date of the Initial Closing and the second anniversary of the Initial Closing based upon the terms and conditions set forth in the Renova Purchase Agreement.

Requisite stockholder approval of the transactions contemplated by the Renova Purchase Agreement was obtained at a special meeting of our stockholders held on June 24, 2011. Consummation of the Initial Closing is subject to certain additional customary closing conditions, as well as the approval of the Small Business Administration (the “SBA”) of the indirect change of ownership and control of our wholly-owned subsidiary, Elk Associates Funding Corporation (“Elk”), which is an SBA licensee.

Consummation of each Subsequent Closing is also subject to certain closing conditions, including (i) the absence of any injunction, court order or law prohibiting or enjoining such Subsequent Closing; and (ii) Elk having remained in good standing with the SBA,  in substantial compliance with all applicable rules and regulations and eligible to receive leverage commitments under normal requirements and conditions.

On September 19, 2011, we received a letter from the SBA describing certain concerns related to our change of ownership and control application and requesting certain additional pieces of information. In particular, the SBA has informed us that the proposed transaction, as currently structured, would not satisfy applicable SBA management-ownership diversity requirements.  While we continue to believe that the transaction satisfies SBA diversity requirements, to date the SBA has not concurred with that view.  We intend to continue discussions with the SBA on its diversity interpretation and are also discussing with Renova potential modifications to the terms of the transaction in order to satisfy the SBA's interpretation of those requirements. There is no assurance that the SBA will modify its position, that we and Renova will be able to reach agreement on revised terms or that the revised terms would satisfy the SBA.  Furthermore, any revised terms may not be as favorable to us and our shareholders as the current terms and may also require resubmission of the agreement for shareholder approval.  If we and Renova cannot agree on revised terms or if the SBA does not change its current view of the diversity requirements, the Renova Purchase Agreement and related agreements may be terminated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERITRANS CAPITAL CORPORATION

Date: September 23, 2011	By:	/s/ Michael Feinsod
Name: Michael Feinsod
Title: Chief Executive Officer and President